EXHIBIT 99.1
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SPIRE CORPORATION NEWS RELEASE

               SPIRE'S BANDWIDTH SEMICONDUCTOR SUBSIDIARY SIGNS A
              MANUFACTURING AGREEMENT WITH PRINCIPIA LIGHTWORKS FOR
                     REAR-PROJECTION TELEVISION LASER WAFERS

Bedford, MA -- September 5, 2006 -- Spire Corporation (Nasdaq: SPIR) announced today that its wholly owned subsidiary, Bandwidth Semiconductor, LLC (Bandwidth), entered into a five-year manufacturing agreement in which it will be the exclusive supplier to Principia Lightworks, Inc. (Principia), of semiconductor wafers, enabling Principia, a Woodland Hills, California firm, to begin high volume production of its patented device, an electron beam pumped vertical cavity surface emitting laser (eVCSEL) as a light source for projection display applications, including rear-projection consumer television (RPTV).

Under the terms of this agreement, Bandwidth will be producing III/V and II/VI wafers for Principia with full production expected to start in mid 2007. During the first three years of the agreement, Bandwidth anticipates revenues will be in excess of $16 million, which includes revenue from the production of wafers and recognition of certain nonrecurring engineering and facility access payments.

Bandwidth will begin the scale-up of its existing metal organic chemical vapor deposition (MOCVD) and related processing facilities to satisfy Principia's requirements. Principia has made an up-front payment for nonrecurring engineering and facility access costs and, in addition will make monthly facility availability payments throughout the term of the agreement. Although the Company will be committing capital resources to complete the scale-up, it anticipates the up-front payment plus the monthly payments will be sufficient to meet its capital requirements under the agreement, and providing the parties meet their respective obligations over the term of the Agreement, no net outlay of capital will be needed.

Principia Lightworks, Inc., is a developer of cutting-edge laser television technologies. Mr. Don Klein, Executive Vice President/Business Development for Principia, said, "After evaluating a number of potential suppliers we chose Bandwidth because of their broad range of MOCVD and compound semiconductor device experience. Once in production, Principia will offer the projection display market the first truly high powered, low cost, red, green, and blue laser light source. The agreement with Bandwidth will allow us to meet the high volume demand from RPTV manufacturers."

Mr. Edward D. Gagnon, General Manager of Bandwidth Semiconductor, LLC, said, "This is a big opportunity for us. We have invested heavily in bringing Bandwidth to this level of expertise needed to satisfy Principia's requirements. Our scale-up will meet Principia's production demands, as well as allow us to continue to satisfy our growing customer base."

Bandwidth Semiconductor, LLC
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Bandwidth Semiconductor is a compound semiconductor foundry, specializing in wafer epitaxy, thick and thin film products, and device fabrication for the defense, biomedical, telecommunications and consumer products markets.
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Spire Corporation
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Spire Corporation is a diversified technology company providing innovative solar energy manufacturing equipment, biomedical devices and optoelectronic components, all based upon a common technology platform. For more information visit www.spirecorp.com.

Contact:  Spire Corporation
          Christian Dufresne, CFO and Treasurer
          Tel. 781-275-6000

Certain matters described in this news release may be forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the risk of dependence on market growth, competition and dependence on government agencies and other third parties for funding contract research and services, as well as other factors described in the Company's Form 10-KSB filed with the Securities and Exchange Commission.